Exhibit 10.1

AMENDMENT NO. 1 TO FIRM GATHERING AND PROCESSING AGREEMENT

This AMENDMENT NO. 1 TO FIRM GATHERING AND PROCESSING AGREEMENT (this “Amendment”), executed on June 30, 2017 with a deemed effective time of 12:01 a.m. on April 1, 2017, is by and between SN Catarina, LLC, a Delaware limited liability company (“Producer”), and Catarina Midstream, LLC, a Delaware limited liability company (“Gatherer”).  Producer and Gatherer may be referred to in this Amendment individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Producer and Gatherer entered into that certain Firm Gathering and Processing Agreement, dated as of October 14, 2015 (the “Gathering Agreement”), pursuant to which Gatherer provides certain gathering, transportation and processing services to Producer;

WHEREAS, due to recent changes in the hydraulic fracturing methods used by Producer, there has been increased water production resulting therefrom, which has adversely impacted the operation of the Gathering System;

WHEREAS, it is hereby intended that the incremental fee assessed on the water delivered by Producer to Delivery Points along the Gathering System (such fee, the “Incremental Infrastructure Fee”) will be used for making infrastructure improvements to the Gathering System; and

WHEREAS, in the Parties desire to amend the Gathering Agreement to impose upon Producer the Incremental Infrastructure Fee, together with such other amendments, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the Parties hereby agree as follows:

Section 1.1 Definitions. Capitalized terms used throughout this Amendment and not defined herein have the meanings ascribed to them in the Gathering Agreement.

Section 1.2 Amendments.
(a) Exhibit B to the Gathering Agreement is hereby amended by inserting the following at the end thereof:

Incremental Infrastructure Fee (based on the aggregate quantity of water, stated in Barrels, delivered by Gatherer to all Delivery Points)

With respect to water delivered on or after April 1, 2017 through and including March 31, 2018, $1.00 per Barrel of water.

With respect to water delivered on or after April 1, 2018, no fee shall be assessed or collected per Barrel of water.

In the event that Producer and Gatherer enter into any future amendment, supplement, or other modification to this Agreement, or any series of amendments, supplements, or other modifications to this Agreement, or any other agreement or series of agreements intended to amend, supplement, modify or replace this Agreement, relating to the gathering and processing of Producer’s Products (including, without limitation, a new firm gathering and processing agreement based on a “cost-of-service model” pursuant to which the gathering and processing fees charged thereunder would fluctuate based on various factors to ensure that each party to the agreement achieves a consistent return on investment) (each, a “Revised Agreement”), the aggregate Incremental Infrastructure Fee paid by Producer to Gather prior to the effective time of any such Revised Agreement shall be taken into account in connection with establishing the fee structure provided therein and in evaluating the respective rates of return in future operations.

(b) Section 5.3(b) of the Gathering Agreement is hereby deleted in its entirety and replaced with the following:

(b)All amounts owed under this Agreement not subject to a good faith dispute pursuant to Section 5.5 (other than for indemnity obligations), including any amounts for prior period adjustments, late payments and the Quarterly Deficiency Payments, if any, will be netted between the Parties on a Monthly basis. If a Monthly statement reflects that Gatherer owes an amount to Producer, Gatherer will remit the amount due to Producer on or before the last Day of the Month in which such statement was rendered. If a Monthly statement reflects that Producer owes an amount to Gatherer, Producer will remit the amount due to Gatherer within thirty (30) Days after delivery to Producer of the monthly statement. Payment will be by ACH or wire transfer or immediately available funds.

If (i) Gatherer fails to pay the entire undisputed amount of any invoice or other payment request when such amount is due, or (ii) an amount disputed in good faith by Gatherer pursuant to Section 5.5 is later determined to be due to the Producer, then, in each case, Producer may bill Gatherer a charge for late payment which will be included by Producer on an invoice. The charge for any late payment will be equal to the product of (a) the unpaid, undisputed portion of the invoice, times (b) the ratio of the number of Days from the due date to the date of actual payment in full to 365, times (c) the lesser of (i) the then-effective prime interest rate as published in the Wall Street Journal, plus 2% per annum and (ii) the maximum interest rate permitted by applicable law. If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus two percent (2%) per annum. For the avoidance of doubt, Producer shall not be required to pay any such late payment to Gatherer for any reason under this Agreement.

Section 1.3 Continuation. Except as amended hereby, the Gathering Agreement shall remain in full force and effect.

Section 1.4 Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the State of Texas, without reference to conflicts of laws principles that might apply the laws of another jurisdiction.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the Parties, effective as of the date first above written.

GATHERER:

CATARINA MIDSTREAM LLC

By: /s/ Gerald F. Willinger

Name:  Gerald F. Willinger

Title:  Chief Executive Officer

PRODUCER:

SN CATARINA, LLC

By: /s/ Antonio R. Sanchez, Jr.

Name: Antonio R. Sanchez, Jr.

Title: Executive Chairman